SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD and 73A.

FOR PERIOD ENDING 10/31/2003
FILE NUMBER 811-8066
SERIES NO.: 2

72DD     1.   Total income dividends for which record date passed during the period.
              Class A Shares                 $  2
         2.   Dividends for a second class of open-end company shares
              Class B Shares                 $  1
              Class C Shares                 $  8
              Class Investor                 $  3,050
              Class K Shares                 $  43
              Institutional Shares           $  0


73A.     Payments per share outstanding during the entire current period:
         1.   Dividends from net investment income
              Class A Shares                 $000.0828
         2.   Dividends for a second class of open-end company shares
              Class B Shares                 $000.0380
              Class C Shares                 $000.0360
              Investor Class Shares          $000.0835
              Class K Shares                 $000.0752
              Institutional Shares           $000.0000